Exhibit 99.2

Consent of Proposed Director

I, Roger A. Jeffs, Ph.D., hereby consent to the following:

•	to serve as a director of Liquidia Corporation (the “Company”) if the transactions contemplated by that certain Agreement and Plan of Merger, dated as of June 29, 2020, by and among Liquidia Technologies, Inc., RareGen, LLC, the Company, Gemini Merger Sub I, Inc., Gemini Merger Sub II, LLC and PBM RG Holdings, LLC, are consummated;

•	to be named as a proposed director of the Company in the Registration Statement on Form S-4 filed by the Company on August 4, 2020, and in any and all amendments and supplements thereto (collectively, the “Registration Statement”); and

•	to the filing of this consent as an exhibit to the Registration Statement.

Signature:	/s/ Roger A. Jeffs, Ph.D.
Name:	Roger A. Jeffs, Ph.D.
Date:	August 4, 2020